Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-275337) of Solowin Holdings and its subsidiaries (“the Company”) of our report dated July 26, 2024, relating to the consolidated balance sheets of Solowin Holdings as of March 31, 2024 and 2023, and the related consolidated statements of (loss) income and comprehensive (loss) income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended March 31, 2024, which appears in this Annual Report on Form 20-F of the Company for the year ended March 31, 2024.

San Mateo, California	WWC, P.C.
July 26, 2024	Certified Public Accountants
PCAOB ID No.1171